BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/15/2021

Work Order Item Number:	W2021111201504-1714750
Filing Number:	20211893450
Filing Type:	Certificate of Correction
Filing Date/Time:	11/12/2021 2:35:00 PM
Filing Page(s):	5

Indexed Entity Information:

Entity ID: E18761242021-3 **Entity Name:** Splash Beverage Group, Inc.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent
NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E18761242021-3
Barbara K. Cegavske	Filing Number 20211893450
Secretary of State	Filed On 11/12/2021 2:35:00 PM
State Of Nevada	Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Splash Beverage Group, Inc. Entity or Nevada Business Identification Number (NVID): NV20212273382
2. Document:	Name of document with inaccuracy or defect: Articles of Incorporation
3. Filing Date:	Filing date of document which correction is being made: 11/5/2021
4. Description:	Description of inaccuracy or defect: Excluded Attachment
5. Correction:	Correction of inaccuracy or defect: Exhibit - Articles of Incorporation
6. Signature: (Required)	X [signature] Signature — 11/12/2021 Date

This form must be accompanied by appropriate fees.

ARTICLES OF INCORPORATION

OF

SPLASH BEVERAGE GROUP, INC.

KNOW ALL MEN BY THESE PRESENTS: That the undersigned Corporation, pursuant to the provisions of the Nevada Revised Statutes ("NRS"), does hereby adopt these Articles of Incorporation.

ARTICLE I
Name

The name of the Corporation shall be "Splash Beverage Group, Inc."

ARTICLE II
Authorized Shares

Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares of common stock of one class, all with $0.001 par value per share and Five Million (5,000,000) shares of preferred stock, $0.001 par value per share, to have such classes and preferences as the Board of Directors may determine from time to time.

Section 2: Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

ARTICLE III
Preemptive Rights

The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock.

ARTICLE IV
Cumulative Voting

Cumulative voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

ARTICLE V
Provisions for Regulation of the
Internal Corporate Affairs

The following provisions are inserted for the management of the business and for the regulation of the internal affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

Section 1: Bylaws. The Board of Directors shall have the power to adopt, alter, amend or repeal, from time to time, such Bylaws as it deems proper for the management of the affairs of the Corporation, according to these Articles and the laws in such cases made and provided.

Section 2: Executive Committee. The Bylaws may provide for designation by the Board of Directors of an Executive Committee and one or more other committees, the personnel and authority of which and the other provisions relating to which shall be as may be set forth in the Bylaws.

Section 3: Place of Meetings. Both Stockholders' and Directors' meetings may be held either within or without the State of Nevada, as may be provided in the Bylaws.

Section 4: Compensation to Directors. The Board of Directors is authorized to make provisions for reasonable compensation to its members for their services as Directors. Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

Section 5: Conflicts of Interest. No transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated solely by: (a) the fact that any one or more of the Directors or Officers of this Corporation is interested in or is a director, or officer of another corporation; or (b) the fact that any Director or Officer, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.

Section 6: Registered Owner of Stock. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, on the part of any other person, including, but not limited to, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to: (a) receive notice of the meetings of the Shareholders; (b) vote at such meetings; (c) examine a list of the Shareholders; (d) be paid dividends or other sums payable to Shareholders, or (e) own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.

Section 7: Conduct of Business. The Corporation may conduct part or all of its business, not only in the State of Nevada, but also in every other state of the United States and the District of Columbia, and in any territory, district and possession of the United States, and in any foreign country, and the Corporation may qualify to do business in any of such locations and appoint an agent for service of process therein. The Corporation may hold, purchase, mortgage, lease and convey real and personal property in any of such locations. Part or all of the business of the

Corporation may be carried on beyond the limits of the State of Nevada, and the Corporation may have one or more offices out of the State of Nevada.

Section 8: Action of the Shareholders. To the fullest extent now or hereafter permitted by the Nevada Revised Statutes, the vote or consent of a majority of the issued and outstanding shares of the Corporation entitled to vote on such matter shall be sufficient to approve any matter requiring shareholder action, including, but not limited to, the right from time to time, to amend, alter or repeal, or add any provisions to, the Corporation's Articles of Incorporation. Shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take an action at a meeting at which all of the shares entitled to vote thereon were present and voted, may consent, in lieu of a meeting, to such action in writing in accordance with the procedures of the Nevada Revised Statutes, as then currently in place from time to time.

Section 9: Quorum For Voting. A quorum of Shareholders for any matter to come before any meeting of Shareholders of the Corporation shall consist of not less than one-third of the issued and outstanding shares entitled to vote on the matter, except where a greater number is specifically required by the provisions of the Nevada Revised Statutes, as then currently in place from time to time.

Section 10: Restrictions on Stock. The Directors shall have the right, from time to time, to impose restrictions or to enter into agreements on behalf of the Corporation imposing restrictions on the transfer of all or a portion of the Corporation's shares, provided that no restrictions shall be imposed on the transfer of shares outstanding at the time the restrictions are adopted unless the holder of such shares consents to the restrictions.

Section 11: Limitation of Liability of Directors.

A director shall have no liability to the Corporation or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS 78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Nevada Revised Statutes is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by Nevada Revised Statutes as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

Section 12: Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to, attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit

plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VI
Principal Office

The address of the principal office of the Corporation is: 1314 E Las Olas Blvd. Suite 221, Fort Lauderdale, Florida 33301. The principal office of the Corporation may be relocated to such other place or places from time to time as may be determined by the Board of Directors.

ARTICLE VII
Registered Office and Registered Agent

The address of the registered office of the Corporation is 701 S. Carson St. Suite 200, Carson City, NV 89701, and the name of the registered agent at such address is National Registered Agents, Inc.